Exhibit 3.23

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 06/26/1996
960188899 — 2638266
CERTIFICATE OF INCORPORATION
OF
PROPHET 21 CANADA INC.
     The undersigned, for purposes of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: The name of the Corporation is Prophet 21 Canada Inc.
     SECOND: The Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: (a) The total number of stares which the Corporation shall have authority to issue is One Thousand (1,000) of Common Stock, $.01 par value per share.
     FIFTH: The name and mailing address of the sole incorporator is Andrew P. Gilbert, Esq., c/o Buchanan Ingersoli, 500 College Road East, Princeton, New Jersey 08540.
     SIXTH: The names and addresses of the three persons constituting the initial Board of Directors are:

John E. Meggitt,	19 College Avenue, Yardley, PA 19067,
David W. Pamenter,	Suite 4900, Commerce Court West,
Toronto, Ontario, Canada M5L1J3, and
Eric B. Friedman,	c/o Lang Michencr, Suit 2500, BCE Place,
Toronto, Ontario, Canada M5J2T7.
     SEVENTH The Corporation is to have perpetual existence.
     EIGHTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the By-Laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, and any By-Laws adopted by the Board of Directors of the Corporation may be amended or repealed by the stockholders entitled to vote thereon. Election of Directors need not be by written ballot.

     NINTH: A Director of the Corporation shall not be personally liable either to the Corporation or to my stockholder for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such Director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the Director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 24th day of June, 1996

By:	/s/ Andrew P. Gilbert

Andrew P. Gilbert, Esq.
Sole Incorporator